EXCLUSIVE JOINT VENTURE AGREEMENT

As entered into between:

AMONG:

Blue Orange Mining Limited
(As represented by Mr. Waiter Michael Nel, CEO)
Hereinafter referred to as:

("TheFirst Party”)

And

GGSM Mining Incorporated
(As represented by Ms. Charmaine King, CEO
Hereinafter referred to as:

("The Second Party”)

1.	THE PARTIES ENTERING INTO THE AGREEMENT

This Joint Venture Agreement is made and entered into between the following persons / entities:

Blue Orange Mining Limited, business registration number CA92 429, which is a company registered and incorporated under the laws of Ghana, and where it is also domicile. The company is herein represented by its duly authorized CEO, Mr. Michael Nel, passport number 540051130 GBR - and hereinafter referred to as the First Party.

GGSM Mining Inc, business registration number EIN 98-0642269, which is a company registered and incorporated under the laws of the United States, where it is also domicile. The company is herein represented by its duly authorized CEO, Ms. Charmaine King, passport number 058205977 USA - and hereinafter referred to as the Second Party.

The above entities are referred to in this Joint Venture Agreement, individually as "The Party" and jointly as "The Parties". This Joint Venture Agreement shall hereinafter be referred to as the "Agreement", and shall become effective on date of signature thereof by both Parties.

2.	BACKGROUND TO AGREEMENT

Whereas it is so noted for the record, that:

2.1 The Changing Tides Group of Companies is an international group of specialized partner companies, covering a broad range of industry. The Group also holds / is involved with the mining of a number of gold and diamond concessions throughout Africa.

2.2 Lorenzo Mining Limited is a company, legally registered and incorporated under the laws of Ghana, which holds the mining license to thirteen (13) concessions.

2.3 This gold mining opportunity involves thirteen (13) concessions which is situated in the infamous "Ashanti-belt" of Ghana; a region which has been known for its rich gold deposits.

2.4 The related project and opportunity has been registered as a business in Ghana, better known as Blue Orange Mining Limited, also referred to herein as the First Party, and which holds the exclusive rights to mine the said thirteen (13) concessions.

2.5 The First Party has complied with all legislation in Ghana relating to the acquiring of the concessions and the rights to mine those same concessions.

2.6 Administrative responsibilities and duties, such as the registering of a local business, paying of taxes and the opening of a local bank account, have been completed.

2.7 Geological surveys of the mining area / concessions, as well as bulk sampling, had been conducted as per instructions of the First Party.

2.8 The Second Party is a registered company in the United States that conducts business in relation to the mining of gold and diamonds.

2.9 The Second Party further represents a number of private investors, but is also able to raise funding for particular and promising mining operations in Africa.

2.10 The Second Party is currently busy with a process of expanding its operations into Africa and has shown particular interest in the thirteen (13) mining concessions in Ghana, of which exclusivity to mine it belongs to the First Party.

2.11 The First Party has indicated his willingness to make the said mining concessions available to the Second Party, on condition that the Second Party is able to provide enough funding that will serve as start-up-capital for this mining project.

2.12 That the Parties signatory to this Agreement, wishes to enter into this Working Agreement for purpose of defining certain parameters of their future legal obligations, by which they are bound to by a duty of Non-Disclosure and Confidentiality in respect of technologies (IP), their business network, sources, contracts and contacts.

2.13 The Parties are further eager to commit themselves to a business relationship which shall be to the mutual and common benefit of both the parties; and it is further agreed that the provisions of this Agreement includes and is binding on any of their affiliates, subsidiaries, stockholders, partners, co-ventures, trading partners, and other associated organizations (herein after referred to as "Affiliates").

3.	DEFINITIONS

The following definitions are applicable:

3.1 "Patent Holder", shall mean either of the Parties who has researched, developed, patented and or manufactured technology relating to gold or diamond mining, irrespective of whether the domestic and global patenting of such technology has been completed or are still being processed.

3.2 "Licensed Patents" shall mean any domestic and foreign patents, patent applications as otherwise listed and held by either Party. Licensed Patents shall also include divisions, continuations, re-issues, re-examinations, substitutes, and extensions of the patents and patent applications as they arise.

3.3 "Licensed Product(s)" shall mean newly developed mining technology by either Party, any part thereof, including but not limited to its design and method of use and operation, marketing research, roll-out strategies and related sales techniques.

3.4 "Affiliate" of a Party means any person or entity that, at any time during the term of this Agreement, directly or indirectly controls, is controlled by, or is under common control with such Party, where "control" means ownership of fifty percent (50%) or more of the voting power of the outstanding voting securities (but only as long as such person or entity meets these requirements).

3.5 "Licensee" shall mean any Third Party to whom either the First or the Second Party has granted an Exclusive License Agreement in terms of this Agreement.

3.6 "Sub-licensee" shall mean any other Party to whom the Licensee or Assignee, has granted a Sub-license to.

3.7 "Mining" shall mean the mining of the gold concessions in Ghana.

3.8 "Country" shall mean the country of Ghana, which is situated in West-Africa.

3.9 "Government" shall mean the sovereign and legally elected government of Ghana.

3.10 Taxes" shall mean amounts payable to the Government of Ghana and in accordance with the tax laws of that country.

4.	WHATIS BEING AGREED TOIN THISAGREEMENT

NOW THEREFORE, in consideration of all the mutual promises, assertions and covenants herein and other good and valuable considerations, the receipts of which is acknowledged hereby, the Parties hereby agrees asfollows:

4.1 The First and Second Party will, for the purposes of this project for mining the thirteen (13) gold concessions in Ghana, as well as for the subsequent extraction, refining, export and profiteering from the sales of the gold, form a Joint Venture.

4.2 This Joint Venture will be situated inside the legally registered entity, Blue-Orange- Mining Limited, Ghana.

4.3 The Joint Venture will be an equal 50/50 split in the shareholding and control of the mining project between the First Party and the Second Party.

4.4 Ms. Charmaine King will, for that purpose, be appointed as a Director to the Board of Blue-Orange-Mining Limited, and 50% of shareholding will be allocated to her to hold on behalf of GGSM Mining Incorporated.

4.5 Upon finalization and implementation of this contract and project, a new Board of Directors for Blue-Orange-Mining Limited will beformed asfollows:

  Ms Charmaine King: CEO holding 50% shares

  Mr Martin Hall: Chairman holding 27% shares

  Mr Waiter Michael Nel: Executive Director holding 20% shares

  Mr Bright Kwame Degbor: Non-Executive Director holding 3% shares

4.6 Ms. Charmaine King, together with Mr Walther Nel, will further become the counter-signatories to all banking and financial transactions conducted by Blue-Orange- Mining Limited.

4.7 This Joint Venture will be affected on condition that the Second Party is immediately able to raise and pay $5 million USD (five million US Dollars) towards start-up capital for this intended mining project.

4.8 Of the $5 million USD (five million US Dollars), $500,000 US Dollars will be paid by the Second Party to the First Party nominated, Solicitor's bank account, as an effective buy-in into the project- and to acquire the so% shareholding both in the Joint Venture and in Blue-Orange-Mining Limited.

4.9 The $4.5 million US Dollars that remains will be made available to and used by the newly structured Blue-Orange-Mining Limited for the immediate start-up of the three most lucrative of the thirteen (13) concessions, and particularly for related mining equipment to be purchased and deployed on site.

4.10 The mentioned $500,000.00 USD buy-in into the project will be affected in two payments asfollows:

  The Second Party will pay a non-refundable deposit of $50,000.00 USD (fifty thousand dollars) over to the First Party within and no later than ten (10) business days after signature of Contract by both Parties.

  The Second Party will pay the remaining $450,000.00 USD (Four Hundred and Fifty Thousand) over to the First Party within and no later than twenty one (21) business days after signature of Contract by both Parties.

4.11 Failure by the Second Party to make due payment of any or either of the amounts, and within the time period as set out in paragraph 4.10 supra, will immediately render this Contract null and void. The First Party reserves and has within its rights to, upon failure by the Second Party to effect any such payments, withdraw immediately from this Contract and to cancel it immediately in its entirety. In such a case, any monies already paid over by the Second Party to the First Party will be forfeited unconditionally.

4.12 The remaining $4.5 million USD must be available towards project implementation and the purchase of mining equipment within 40 days of signature of Contract. The Second Party does not have to pay this over to Blue Orange Mining Limited and may choose to rather make direct payments towards service providers for mining equipment and related services for this mining project.

4.13 The Second Party will be wholly responsible for the repayment of this initial $ s million investment to its funders / investors, including any interest, dividends, profit share or other, and irrespective of whether the Second Party effects this repayment from its so% shareholding in Blue-Orange- Mining or from other sources. The First Party has no responsibility or financial obligations towards the repayment of the $s million USD by the Second Party to its investors.

4.14 However, subsequent loans and / or investments that is acquired by Blue Orange Mining Limited for the expansion of the remaining ten (10) concessions, will be the responsibility of the whole of the company, in other words, the responsibility of both the First and the Second Party, and may be repaid wholly first and foremost from any / all profits generated by the mining operations of Blue-Orange-Mining Ltd.

4.15 GGSM Mining Limited will assume responsibility for and hold all the rights in relation to the handling, export and / or selling of all gold produced by the mining operations of Blue-Orange-Mining Limited.

4.16 The First and Second Party will combine efforts to identify and appoint capable managers and workers to do the physical mining in Ghana.

5.	FINANCIAL OBLIGATIONSAND COMMERCIALIZATION PLAN

5.1 In consideration of the Rights to be transferred to the Second Party as a result of this Joint Venture Agreement, the Second Party agrees to fulfill its financial obligations to the First Party on the due dates and as were indicated in the above paragraphs. The time frames in which the Second Party must effect payment to the First Party has been noted and agreed to in this Contract.

5.2 The First Party reserves all rights to immediately cancel and withdraw from this Agreement upon failure by the Second Party to effect payments on the indicative, agreed upon dates. Such failure of payment by the Second Party to the First Party will render this Contract null and void, and any such monies already paid over by the Second Party to the First Party will be forfeited unconditionally.

6.	RECORDS REPORTS AND PAYMENTS

6.1 The Newly formed Blue Orange Mining Limited will be obligated to: (a) keep adequate and sufficiently detailed records to enable the company's financial obligations as required under this Agreement to be readily determined; and (b) within forty-eight (48) hours provide such records for inspection and copying to the First Party's authorized representatives, with reasonable notice, at any time during the Newco's regular business hours.

6.2 The Newly formed Blue Orange Mining Limited shall be obligated to provide all auditing, financial and other business records to the board of Directors of GGSM Mining Limited on a three-monthly basis or at any other time when reasonably so requested.

7.	EXCLUSIONS

7.1 There are no exclusions of rights to either Party in respect of this Joint Venture Agreement.

8.	INFRINGEMENT BY THIRD PARTIES

8.1 The Parties shall promptly give notice in writing to each other of any known, actual or potential infringement of any stipulation of this Agreement. In the event any Licensed Patents are infringed on by an unlicensed third party, the Parties shall have the right to abate or prevent such infringement as follows.

8.1.1 The First Party shall have the primary right, but not the obligation, to take appropriate action in connection with any proceeding or suit to abate or to prevent an infringement. Before commencing any action to abate or to prevent the infringement, the First Party will further consult with the Second Party to determine if they also wish to enter into such suit. The Second Party shall have the right to be represented by counsel at the suit proceedings and to participate therein at its own cost, but shall not have the right to control the suit. The Second Party agrees to cooperate with, and give reasonable assistance to the First Party in abating or preventing any such infringement.

8.1.2 The cost and expenses of all suits brought by the First Party shall be equally shared by both Parties out of any settlement amount, damages or other monetary awards recovered in favor of the First Party and/or the Second Party. As a result, the First Party shall be entitled to receive and retain for its own use and benefit any settlement amount or remaining damages awarded in such suit, less such reasonable costs and expenses associated with such suit. In the event that the Second Party refuses to join, co-operate and give reasonable assistance to the First Party, then all settlement amounts, damages or other monetary awards, if any, shall exclusively belong to the First Party.

8.1.3 Under Section 8.1 above, if First Party do not take appropriate action to abate or prevent an infringement within one hundred twenty (30) days after receiving notice, the Second Party is empowered, or has the right, with the written authorization of First Party, which will not be unreasonably denied, to file suit in its own name by counsel of its choice to the extent provided by applicable laws, rules and regulations, provided no settlement or consent judgment or other voluntary final disposition of the infringement suit is entered into without the approval of the First Party, which will not be unreasonably withheld.

8.1.4 In First Party authorized infringement suits brought solely by the Second Party pursuant to Section 8.1.3 above, the Second Party shall not be acting as the agent, or in any way on behalf of the First Party. In such suits, the First Party shall provide reasonable assistance to the Second Party to abate or prevent the infringement.

8.2 In First Party authorized infringement suits brought solely by the Second Party pursuant to 8.1.3 above, all costs and expenses associated therewith shall be the responsibility of the Second Party alone, and in such an event, all settlements, damages or other monetary awards shall be deemed as Sublicensing Revenue.

8.3 The First Party shall have the right to be represented by counsel of its choice in any infringement proceeding or suit taken by the Second Party pursuant to Section 8.1.3 above.

9.	REPRESENTATIONS AND WARRANTIES

9.1 The First Party represents and warrants that it is authorized to grant the rights, shares and other privileges as granted by this Exclusive Joint Venture Agreement.

9.2 The First Party represents and warrants that it has no knowledge of any infringement claims filed against it in relation to the concessions it holds and on which it intends to commence mining for gold.

9.3 The Second Party warrants that they have the Financial Capability to buy-into and fund this proposed Joint Venture, and further that they will not grant any rights inconsistent with the terms and scope of this Agreement.

9.4 The First Party agrees to indemnify, defend and hold harmless, the Second Party its officers, agents and employees from all liability involving any possible violation relating to the granting of this Joint Venture Agreement by the First Party to the Second Party.

9.5 The Second Party acknowledge that it indemnifies, defend and hold harmless the First Party, its officers, agents and employees, from all liability involving possible violation of U.S. laws or those of other countries in relation to mining and engaging in business in Ghana.

10.	PATENTS AND TECHNICAL ASSISTANCE

10.1 The First Party shall have exclusive responsibility for the preparation, filing, prosecution and maintenance of the Licensed Patents, including choice of patent counsel. However, the First Party shall keep the Second Party informed of any patent prosecution, will seek their comments and suggestions prior to taking material actions for the same, and will take all reasonable prosecution actions recommended by the Second Party that would expand the scope of the rights sought.

11.	NOTICES AND PAYMENTS

All notices and reports shall be addressed to the Parties as follows:

11.1	TheFirst Party:	ForAttention Mr.Waiter Michael Nel
No 2 Brox Road, Ottershaw, Surrey
KT16 OHL, United Kingdom
(Email: michaelnel64@gmail.com)

11.1	The Second Party:	Ms. Charmaine King

11.2 The new Board of Directors for Blue-Orange-Mining Limited shall give notice of all financial obligations due to the First Party and Second Party to the above mentioned physical and email addresses.

11.3 All such payments shall be accompanied by documentation identifying this Agreement, including the Agreement Number and the names of the Parties. A copy of all financial obligations shall be sent to the First Party at the above address as set out in paragraph 10.1 supra. The First Party will NOT send invoices for payments due on a fixed schedule. It is the responsibility of the Second Party to make all payments in accordance with this Agreement and all late payments will be charged interest in accordance with this Agreement.

11.4 Any notice, report or any other communication required or permitted to be given by one Party to the other Party by this Agreement shall be in writing and either: (a) sent by email to the email address determined above; (b) served personally on the other Party; (c) sent by express, registered or certified first-class mail, postage prepaid, addressed to the other Party at its address as indicated above, or to such other address as the addressee shall have previously furnished to the other Party by proper notice; (d) delivered by commercial courier to the other Party; or (e) sent by facsimile to the other Party at its facsimile number indicated above or to such other facsimile number as the Party shall have previously furnished to the other Party by proper notice, with machine confirmation of transmission.

12.	AGREEMENT NOT TODEAL WITHOUT CONSENT

The intending Parties hereby irrevocably bind themselves and guarantee to each other that they shall not directly or indirectly interfere with, circumvent or attempt to circumvent, avoid, by-pass or obviate each other's interest or the interest or relationship between "The Parties" with procedures, seller, buyers, brokers, dealers, distributors, refiners, shippers, financial instructions, technology owners or manufacturers, to change, increase or avoid directly or indirectly payments of established or to be established fees, royalties, commissions or continuance of pre-established relationship or intervene in non-contractual relationships with manufacturers or technology owners with intermediaries entrepreneurs, legal counsel or initiate buy/sell relationship or transactional relationship that by-passes one of "The Parties" to one another in connection with any current, ongoing and / or any future transaction relating to the mining operations of Changing Tides and Blue Orange Mining Limited in Ghana.

13.	AGREEMENT NOT TO DISCLOSE

The Parties irrevocably agree that they shall not disclose or otherwise reveal directly or indirectly to a third party any confidential information provided by one party to the other or otherwise acquired, particularly contract terms, technology, product information, Intellectual Property or manufacturing processes, prices, fees, financial agreement, schedules and information concerning the identity of the concession holders, sellers, producers, buyers, lenders, borrowers, brokers, distributors, refiners, manufacturers, technology owners, or their representative and specifically individuals names, addresses, principals, or telex/fax/telephone numbers, references product or technology information and/or other information advised by one party(s) to be one another as being confidential or privileged without prior specific written consent of the party(s) providing such information, except to the extent that the recipient Party can establish competent written proof that such information:

13.1 were in the public domain at the time of disclosure;

13.2 later became part of the public domain through: (A) no act or omission of the recipient, its employees, agents, successors or assigns and (B) no breach by a third party with an obligation of confidentiality to the disclosing Party;

13.3 were lawfully disclosed to the recipient Party by a third party having the right to disclose it;

13.4 were already known by the recipient Party at the time of disclosure which can be shown by competent evidence;

13.5 was independently developed by the recipient Party without the utilization of the other Party's protected property and information; or

13.6 is required by law or regulation to be disclosed, provided however, that the disclosing Party shall first give the recipient written notice and adequate opportunity to object to such order for disclosure or to request confidential treatment.

14.	AGREEMENT NOT TO CIRCUMVENT

The Parties agree not to circumvent or attempt to circumvent this Agreement in an effort to gain business, fees, commissions, remunerations or considerations to the benefit of one or more of "The Parties" while excluding the other or agree to benefit to any other party.

15.	AGREEMENT TO INFORM

In specific transactions or business dealings where one of "TheParties", acting as an agent, allows the buyers or buyer's mandate, and the seller to deal directly with one another, the agent shall be informed of the development of the transactions by receiving copies of the correspondence made between the buyer or buyer's mandate and the seller.

16.	ENTITIES OWNED OR CONTROLLED

This Agreement shall be binding upon all entities owned or controlled by a party and upon the principal(s), employee(s), assignee(s), family and heirs of each party. Neither party shall have the right to assign this Agreement without the express written consent of the other party.

17.	TERM OF AGREEMENT

17.1 This Agreement in its entirety shall be valid from the date of signature thereof.

17.2 This Agreement shall remain in place and can only be terminated upon written agreement between all the Parties signatory hereto.

18.	FORCE MAJEURE

A party shall not be considered or adjudged to be in violation of this Agreement when the violation is due to circumstances beyond its control, including but not limited to acts of God, acts or omissions of any government or agency thereof, compliance with rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy or terrorism, war, rebellion, insurrection, riot, sabotage, invasion, quarantine, restriction, transportation embargoes, failures or delays in transportation, or appropriation of the privileged information or contract(s) without the intervention oT assistance of one or more of "The Parties". The circumstances surrounding such failure or omission shall be communicated to the affected Party in writing within fifteen (15) business days of such event.

19.	ARBITRATION

19.1 This Agreement shall be governed by and interpreted in accordance with the laws of the United States and Ghana. All disputes arising out of or in connection with this Agreement shall be referred to a process of Arbitration in Ghana or the United States for final settlement and under the Rules of Arbitration.

19.2 Every award shall be binding on "TheParties" and enforceable by Law.

19.3 By submitting the dispute to arbitration under these rules, "The Parties" undertake to carry out any award without delay and shall be deemed to have waived their right to any form of recourse insofar as such waiver can validly be made.

19.4 Each of "The Parties" subject to the declared breach shall be responsible for their own legal expenses until an award is given or settlement is reached, provided however, that "The Party" found in default by "The Arbitrator(s)" shall compensate in full the aggrieved party, its heirs or assignees for the total remuneration as awarded and as a result of business conducted with "TheParties" covered by this Agreement, plus all its arbitration costs, legal expenses and other charges and damages deemed fair by "The Arbitrator(s)" for bank, lending institutions, corporations, organizations, individuals, lenders, or borrowers, buyers or sellers that were introduced by the named party, notwithstanding any other provisions of the award.

20.	BREACH OF AGREEMENT/TERMINATION OF CONTRACT

20.1 Either Party shall have the right to terminate this Agreement with probable cause and without judicial resolution: upon written notice to the other after the non-breaching Party notifies the asserted breaching Party of a breach of any provision of this Agreement and the asserted breach has not been cured by the asserted breaching Party within sixty (6o) calendar days from receipt of such notice ("Cure Period"). If at the end of the Cure Period the asserted breach has not been cured and there remains a dispute or controversy, the Parties may agree to seek to resolve the matter through the use of the procedures as set forth in this Agreement, but the aggrieved Party reserves the right to terminate this Agreement immediately.

20.2 The Second Party hereby agrees that in the event of and by its own actions or the action of any of its shareholders or creditors (if applicable), files or has filed against it, with an order for relief being entered, a case under the Bankruptcy Code of 1978, as previously or hereafter amended, the First Party shall be entitled to relief from the automatic stay of Section 362 of Title 11of the U.S. Code, as amended, on or against the exercise of the rights and remedies available to the First Party; and the Second hereby waives the benefits of such automatic stayand consents and agrees to raise no objection to such relief. The Second Party further agrees that the First Party, at its sole discretion, may immediately terminate this Agreement by means of a written notice to the Second Party in the event that a creditor or other claimant takes possession of, or a receiver, administrator or similar officer is appointed over any of the assets of the Second Party, or in the event that the Second Party makes any voluntary arrangement with its creditors or becomes subject to any court or administration order pursuant to any U.S. Bankruptcy proceeding or insolvency law. The Second Party will promptly inform the First Party of its intention to file a voluntary petition in bankruptcy or of another's communicated intention to file an involuntary petition in bankruptcy.

20.3 It is furthermore such agreed and so recorded that this Agreement will be cancelled immediately and so become null and void in the case of non-performance by the Second Party in relation to any of the stipulations and financial obligations as set forth in this Agreement.

21.	RIGHTS OF ALL PARTIES AFTER TERMINATION OF AGREEMENT

21.1 Neither Party shall be relieved of any obligation or liability under this Agreement arising from any act or omission committed prior to the date of termination.

21.2 The rights and remedies granted herein, and any other rights or remedies which the Parties may have, either in law or in equity, are cumulative and not exclusive of others. On any termination, the Second Party shall duly account to the First Party and transfer to it all rights (including but not limited to the initial use of Intellectual Property) to which the First Party may be entitled under this Agreement.

22.	REPRESENTATIONS AND WARRANTIES

22.1 The failure of a party at any time to enforce any provisions of this Agreement or to exercise any right or remedy shall not be construed to be a waiver of such provisions or of such rights or remedy or the right of that party thereafter to enforce each and every provision, right or remedy.

22.2 The waiver of a specific breach hereunder may be effectuated only by a written document, signed by the waiving Party, and delivered to the breaching Party. Such formal waiver shall not constitute a waiver of any other breach.

23.	ENTIRE AGREEMENT AND LEGAL AMENDMENTS

23.1 The Parties expressly understand and agree that this instrument contains the entire agreement between the Parties with respect to the subject matter of this Agreement and that all prior representations, warranties, or agreements relating to this subject matter have been merged into this instrument and are thus superseded in totality by this Agreement. This Agreement may be amended only by a written instrument signed by the dulyauthorized representatives ofboth oftheParties.

23.2 The Parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

23.3 In the event the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction of any country in which this Agreement applies, either party, by written notice to the other party, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

24.	HEADINGS

The headings for the Sections set forth in this Agreement arestrictly forthe convenience of the Parties hereto and shall not be used in any way to restrict the meaning or interpretation of the substantive language of this Agreement.

25.	COUNTERPARTS

This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may comprise one or more duplicates or duplicate signature pages, any of which may be executed by less than all of the Parties, provided that each Party executes at least one such duplicate or duplicate signature page. The Parties stipulate that a photo static copy of an executed original will be admissible in evidence for all purposes in any proceeding as between the Parties.

26.	TRANSMISSION OF THIS AGREEMENT

EDT (Electronic Document Transmissions) shall be deemed valid and enforceable in respect of any provisions of this contract. As applicable, this agreement shall be:

Incorporate U.S. Public Law 106-229, 'Electronic Signature in Global and National Commerce Act' or such other applicable law conforming to UNCITRAL Model Law on Electronic Signatures (2001) and ELECTRONIC COMMERCE AGREEMENT (ECE/TRADE/257, Geneva, May 2000) adopted by the United Nations Centre for Trade Facilitation and Electronic Business (UN/CEFACT). EDT documents shall be subject to European Community Directive No.95/46/EEC, as applicable.

Either party may request hard copy of any document that has been previously transmitted by electronic means provided however, that any such request shall in no manner delay the parties from performing their respective obligations andduties under EDT instruments.

# Electronic signature of this document is accepted by both Parties and thus deemed valid with the same legal standing as an original hand signature # Each representative is signing below and guarantees that he/she is duly empowered by his/herrespectively named companytoenterintoandbebound bythecommitments and obligations contained herein either as individual, corporate body or on behalf of a corporate body.

Signed and dated on this, the 28th day of November 2012:

The First Party:	28 November, 2012
/s/ Mr. Michael Nel
Mr. Michael Nel
CEO Blue Orange Mining Limited

The Second Party:	28 November, 2012
/s/ Ms. Charmine King
Ms. Charmine King
CEO GGSM Mining Incorporated

Witnessed:	28 November, 2012
/s/ Mr. Martin Hall
Mr. Martin Hall:
President, The Changing Tides Group